CONFIDENTIAL – FINAL – 4/20/2006 11:20 AM

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology Inc. 320-587-1823	Chuck Ives Investor Relations Manager Hutchinson Technology Inc. 320-587-1605

HUTCHINSON TECHNOLOGY SECOND QUARTER EARNINGS PER SHARE TOTAL $0.28

HUTCHINSON, Minn., April 20, 2006 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $7,873,000, or $0.28 per diluted share, on net sales of $185,926,000 for its fiscal second quarter ended March 26, 2006. The company’s fiscal 2006 second quarter results include non-cash stock-based compensation expenses of approximately $0.02 per diluted share. In its fiscal 2005 second quarter, the company reported net income of $15,137,000, or $0.51 per diluted share, on net sales of $158,043,000.

For the 26 weeks ended March 26, 2006, the company reported net income of $13,919,000, or $0.50 per diluted share, on net sales of $370,553,000. The year to date results include non-cash stock-based compensation expenses of approximately $0.04 per diluted share. In the comparable fiscal 2005 period, the company reported net income of $28,582,000, or $0.98 per diluted share, on net sales of $303,661,000.

In the fiscal 2006 second quarter, the company shipped approximately 205 million suspension assemblies, up 13 percent from the fiscal 2005 second quarter but down one percent from the fiscal 2006 first quarter. Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the decline in second quarter shipment volume resulted from weaker demand in the last month of the quarter. “We saw softer demand from several customers during March, which we believe resulted from customers’ efforts to manage their disk drive inventories,” said Fortun. He added that the softer demand late in the quarter enabled the company to replenish suspension assembly inventories to most customers’ preferred levels following the first quarter’s record shipment levels. Overall average selling prices in the quarter were $0.86 compared with $0.85 in both the preceding quarter and the fiscal 2005 second quarter.

Gross margins for the fiscal 2006 second quarter improved to 22 percent from 21 percent in the first fiscal quarter despite the slight decline in volume. “Our gross margins in the quarter rose slightly due to our efforts to increase our finished goods inventories, improve our yields on TSA suspensions, including advanced TSA products, and make gains in productivity,” said Fortun. Offsetting these factors were higher overhead costs associated with our ongoing capacity expansion. Compared with the fiscal 2005 second quarter, gross margins declined from 30 percent to 22 percent as a result of a shift in product mix toward more advanced products that are currently costlier to produce and increases in manufacturing depreciation, labor expenses and material costs.

2—Hutchinson Technology Reports Second Quarter Results

Fortun noted that industry analysts continue to expect disk drive shipments for calendar year 2006 to grow between 12 to 17 percent compared with 2005. Suspension assembly demand growth is expected to track disk drive demand growth.

“We operated at high levels of equipment utilization in the second quarter, with our maximum output highly dependent on the mix of products in demand,” said Fortun. “Given the outlook for suspension assembly demand in the second half of the calendar year and beyond, we continue to invest in expanding capacity and in developing the process capabilities required for next-generation suspension assembly products.” The company’s capital investments were $59 million in the fiscal 2006 second quarter, bringing total capital investments in the first two fiscal quarters to $132 million. Fortun said the company now expects fiscal 2006 capital investments to total approximately $260 million, down from an earlier estimate of $280 million as the company adjusts the pace of its capital investments to accommodate changes in demand.

Research and development spending increased from $8.3 million, or 5 percent of net sales in the fiscal 2005 second quarter to $13.4 million, or 7 percent of net sales in the fiscal 2006 second quarter, as the company continued to develop processes for next generation products, including additive processes for TSA+ suspension assemblies, and to support high demand for new suspension assembly designs and product prototypes.

The company generated $49 million in cash from operations during the fiscal 2006 second quarter. Cash, cash equivalents and securities held for sale totaled $371 million at quarter end, up from $161 million at the end of the preceding quarter. The increase reflects the cash raised from the sale of $225 million of convertible subordinated notes in January 2006.

While industry analysts expect disk drive shipments for calendar 2006 to increase 12 to 17 percent, as noted above, expectations for the quarter ending in June are mixed. Given the uncertainty about near-term volume, the company currently expects its fiscal 2006 third quarter suspension assembly shipments will be flat to slightly down compared with the fiscal 2006 second quarter. Overall average selling prices are expected to range from $0.85 to $0.86 generating net sales of approximately $175 to $185 million. The company is expecting fiscal 2006 third quarter gross margins of 19 to 21 percent, resulting in net income per diluted share of $0.02 to $0.17. The company’s operating margins will remain under pressure in the fiscal 2006 third quarter as it continues to invest in capacity and process development.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

3—Hutchinson Technology Reports Second Quarter Results

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, the company’s manufacturing capacity and capital expenditures, the number of suspensions assemblies used per disk drive and worldwide disk drive and suspension assembly shipments, selling prices, results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies with features at levels of precision, quality, variety, volume and cost its customers require, changes in product mix, changes in required investment to increase manufacturing capacity and develop process capabilities, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time (CT) on April 20, 2006. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CT on April 20 until midnight CT Saturday, April 22, 2006. To access the replay, dial 800-405-2236 and enter 11056989# at the reservation number prompt.

(Summarized financial data and financial statements follow)

4—Hutchinson Technology Reports Second Quarter Results

Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

Second Quarter Ended

	March 26, 2006	March 27, 2005
Net sales	$185,926,000	$158,043,000
Gross profit	$41,495,000	$47,688,000
Income from operations	$6,781,000	$18,213,000
Net income	$7,873,000	$15,137,000

Net income per common share:
Basic	$0.31	$0.60
Diluted	$0.28	$0.51

Weighted average common and common equivalent shares outstanding:
Basic	25,612,000	25,184,000
Diluted	30,939,000	30,819,000

Twenty-Six Weeks Ended

	March 26, 2006	March 27,2005
Net sales	$370,553,000	$303,661,000
Gross profit	$81,162,000	$88,638,000
Income from operations	$11,188,000	$32,738,000
Net income	$13,919,000	$28,582,000

Net income per common share:
Basic	$0.54	$1.14
Diluted	$0.50	$0.98

Weighted average common and common equivalent shares outstanding:
Basic	25,573,000	24,971,000
Diluted	30,866,000	30,571,000

	At March 26, 2006	At Sept. 25,
		2005
Total assets	$1,063,020,000	$799,538,000
Cash and cash equivalents	$49,287,000	$33,733,000
Securities available for sale	$321,581,000	$172,778,000
Total shareholders’ investment	$571,684,000	$552,539,000

(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 26,	March 27,	March 26,	March 27,
	2006	2005	2006	2005
Net sales	$185,926	$158,043	$370,553	$303,661
Cost of sales	144,431	110,355	289,391	215,023

Gross profit	41,495	47,688	81,162	88,638
Research and development expenses	13,370	8,301	26,117	15,919
Selling, general and
administrative expenses	21,344	21,174	43,857	39,981

Income from operations	6,781	18,213	11,188	32,738
Interest expense	(1,972)	(587)	(2,473)	(1,241)
Interest Income	3,170	1,483	5,235	2,705
Other income, net	1,255	1,074	2,507	2,303

Income before income taxes	9,234	20,183	16,457	36,505
Provision (benefit) for income taxes	1,361	5,046	2,538	7,923

Net income	$7,873	$15,137	$13,919	$28,582

Basic earnings per share	$0.31	$0.60	$0.54	$1.14

Diluted earnings per share	$0.28	$0.51	$0.50	$0.98

Weighted average common
shares outstanding	25,612	25,184	25,573	24,971

Weighted average common
and diluted shares outstanding	30,939	30,819	30,866	30,571

	Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
	(In thousands, except shares data)
	March 26,	September 25,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$49,287	$33,733
Securities available for sale	321,581	172,778
Trade receivables, net	87,019	85,019
Other receivables	10,031	11,181
Inventories	74,547	54,780
Deferred tax assets	7,293	7,206
Prepaid taxes and other	6,901	5,430

Total current assets	556,659	370,127
Property, plant and equipment, net	427,368	350,520
Deferred tax assets	58,697	61,078
Other assets	20,296	17,813

	$1,063,020	$799,538

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current portion of long-term debt	$1,208	$—
Accounts payable	$67,835	$56,128
Accrued expenses	13,445	13,238
Accrued compensation	25,455	24,873

Total current liabilities	107,943	94,239
Long-term debt, less current maturities	5,928	—
Convertible subordinated notes	375,000	150,000
Other long-term liabilities	2,465	2,760
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 25,617,000 and 25,450,000
issued and outstanding	256	254
Additional paid-in capital	395,779	390,680
Accumulated other comprehensive income	(582)	(712)
Accumulated earnings	176,231	162,317

Total shareholders' investment	571,684	552,539

	$1,063,020	$799,538

	Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
	(Dollars in thousands)
	Twenty-Six Weeks Ended
	March 26,	March 27,
	2006	2005
Operating activities:
Net income	$13,919	$28,582
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	56,537	29,706
Stock-based compensation	1,926
Deferred income taxes	2,918	5,744
Loss on disposal of assets	196	11
Changes in operating assets and liabilities	(654)	9,854

Cash provided by operating activities	74,842	73,897

Investing activities:
Capital expenditures	(131,962)	(64,252)
Purchases of marketable securities	(713,483)	(93,257)
Sales of marketable securities	564,735	85,878

Cash used for investing activities	(280,710)	(71,631)

Financing activities:
Repayments of long-term debt	(719)	—
Repayments of capital lease obligation	—	—
Net proceeds from issuance of convertible subordinated notes	218,971	—
Net proceeds from issuance of common stock	3,170	14,142

Cash provided by (used for) financing activities	221,422	14,142

Net increase in cash and cash equivalents	15,554	16,408
Cash and cash equivalents at beginning of period	33,733	33,704

Cash and cash equivalents at end of period	$49,287	$50,112

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 26,	March 27,	March 26,	March 27,
	2006	2005	2006	2005
Net income (A)	$7,873	$15,137	$13,919	$28,582
Plus: interest expense on convertible
subordinated notes	1,008	1,008	2,017	2,017
Less: additional profit sharing expense and
income tax provision	235	328	482	596

Net income available to common shareholders (B)	$8,646	$15,817	$15,454	$30,003

Weighted average common shares outstanding (C)	25,612	25,184	25,573	24,971
Dilutive potential common shares	5,327	5,635	5,293	5,600

Weighted average common and diluted shares
outstanding (D)	30,939	30,819	30,866	30,571

Basic earnings per share [(A)/(C)]	$0.31	$0.60	$0.54	$1.14
Diluted earnings per share [(B)/(D)]	$0.28	$0.51	$0.50	$0.98